ANNUAL MEETING RESULTS
An annual meeting of the funds shareholders was held on December 1, 2009. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following directors:

				 Shares 	Shares Withholding
				Voted For	Authority to Vote
Roger A. Gibson.........	   512			0
Leonard W. Kedrowski....	   512			0

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

				 Shares		Shares Withholding
				Voted For	Authority to Vote

Benjamin R. Field III...	1,350,054		43,558
Victoria J. Herget......	1,350,054		43,558
John P. Kayser..........	1,350,054		43,558
Richard K. Riederer.....	1,350,054		43,558
Joseph D. Strauss.......	1,348,623		44,989
Virginia L. Stringer....	1,350,054		43,558
James M. Wade...........	1,350,054		43,558

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2010.
The following votes were cast regarding this matter:

	 Shares		   Shares	  Broker
	Voted For	Voted Against	Abstentions	Non-Votes
	1,336,433	   3,925	  53,766	   0